EXHIBIT 8.1

[SKADDEN ARPS LETTERHEAD]

February 14, 2005

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

Ladies and Gentlemen:

We have acted as counsel to Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), in connection with the preparation of a Registration Statement on Form S-4 (File No. 333-121009) filed with the Securities and Exchange Commission (the “Commission”) on December 6, 2004, as amended through the date hereof (the “Registration Statement”), with respect to the Agreement and Plan of Merger dated as of November 9, 2004 (the “Agreement”), by and among the Parent, Vault Merger Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and VISX, Incorporated, a Delaware corporation (the “Company”). This tax opinion is being delivered pursuant to Section 7.1(g) of the Agreement. All capitalized terms used herein, but not defined herein, shall have the meanings ascribed to them in the Agreement.

In rendering the opinion set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Agreement, (ii) the Registration Statement, and (iii) such other documents, certificates, and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein. We have assumed that the Merger will be consummated in accordance with the Agreement.

For purposes of our opinion, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied upon statements and representations of officers and other representatives of Parent, Merger Sub, and the Company, and we have assumed that such statements and representations are and

February 14, 2005

will continue to be correct without regard to any qualification as to knowledge or belief.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, judicial decisions, published positions of the Internal Revenue Service, and such other authorities as we have considered relevant, all as in effect on the date of this opinion and all of which are subject to change or differing interpretations (possibly with retroactive effect). A change in the authorities upon which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely on and subject to the foregoing, in the opinion of Skadden Arps, Slate, Meagher & Flom LLP, under current United States federal income tax law:

1. The Merger will constitute a “reorganization” within the meaning of section 368(a) of the Code.

2. The statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES,” insofar as they constitute statements of law or legal conclusions constitute our opinion as to such tax consequences.

Except as set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

Skadden, Arps, Slate, Meagher & Flom LLP